EXHIBIT 3.1 ARTICLES OF INCORPORATION

                                             STATE OF FLORIDA,
                                             SECRETARY OF STATE
                                             DIVISION OF CORPORATIONS
                                             Filed: 04-18-2007
                                             File #P07000047580



                    ARTICLES OF INCORPORATION
                               OF
                   Harvey's Collectibles, Inc.
                   ---------------------------
              Pursuant to Florida Statutes 607.0120

Article   1.   The   name  of  this  Corporation   is:   Harvey's
Collectibles, Inc.

Article 2. This Corporation shall have perpetual existence commencing upon the filing of these Articles of Incorporation by the Florida Secretary of State.

Article 3. This Corporation may engage in any lawful business activity permitted under the General Corporation Act of the State of Florida and in addition to those powers granted pursuant to said statute, the Corporation shall have such other powers, as deemed necessary, to conduct its business activities.

Article 4. This Corporation is authorized to issue ONE HUNDRED MILLION (100,000,000) shares of Capital Stock designated as follows:
          4.1 Common Stock. Ninety-Five Million (95,000,000) shares of which shall be designated as Common Stock, having the par value of $0.001 per share.
          4.2 Preferred Stock. Five Million (5,000,000) shares of Preferred Stock, as follows:
                4.2-1 Three Million (3,000,000) shares are hereby designated as: Series I Convertible Preferred Stock ($0.001 par value) each share of which shall be exchangeable for Three (3) shares of $0.001 par value Common Stock, without any further consideration required and upon such other terms and conditions as may be designated by the Board of Directors at or prior to their issuance, without further notice to, or action of, the Shareholders.
                4.2-2 Two Million (2,000,000) shares of no par value Preferred Stock shall remain without designation until such time as the Board of Directors shall, in their discretion, determine to issue part or all of such shares, and upon such terms and conditions as they designate, without further notice to, or action of, the Shareholders.
     4.3 Voting Rights. All shares of Capital Stock issued by this Corporation shall have one vote in every matter submitted to the Shareholders. In its discretion, the Board of Directors may authorize the issuance of Shares of Convertible Preferred with voting rights commensurate with the number of shares of Common Stock that are issuable upon such conversion.

Article 5. The name and address of the Registered Agent is:  Paul
M. Galant, 470 NE 25th Terrace, Boca Raton, FL 33431, who hereby agrees to act in this capacity and to comply with the provisions of Florida Statutes Section 48.091 and Section 607.0501.



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Article 6. The initial address of the Corporation is:
     470 NE 25th Terrace, Boca Raton, FL 33431

Article 7.
     7.1 The initial Board of Directors shall consist of at least one member. The number of Directors may be increased or decreased from time to time by the majority vote, or written consent of the members of the Board of Directors, or by the vote or written consent of the holders of a majority of the issued and outstanding shares then entitled to vote, but in no case shall the number of directors be less than one.
     7.2 A majority of the Board of Directors voting in person at a meeting duly called and held, or by their written consent taken in lieu of such a meeting, may remove a member of the Board for cause, and may elect a replacement to serve until the next meeting of Shareholders.

Article 8. Notwithstanding any provisions in the Florida Statutes to the contrary, the by-laws of this Corporation may be adopted, altered, amended or repealed by the affirmative vote of a majority of either the Board of Directors or of the Shareholders.

Article 9. The Board of Directors is hereby authorized to declare and issue as a share dividend, shares of another class or series of the Corporation without the prior consent of those entitled to vote in a shareholder vote of that class or series to be issued.

Article  10.  This  Corporation  may  indemnify  any  Officer  or
Director, or any former Officer or Director, the full extent permitted by law.

Article 11. The Corporation shall not be subject to either the `Affiliated Transactions' provisions of Florida Statutes Section
607.0901; or the `Control Shares' provisions of Florida  Statutes
Section 607.0902.

Article 12. The name and address of the person signing these Articles as Incorporator is: Paul M. Galant, 470 NE 25th Terrace,
Boca Raton, FL 33431.

Article  13.   This Corporation reserves the right  to  amend  or
repeal   any   provisions  contained   in   these   Articles   of
Incorporation, in full accord with the provisions of the  General
Corporation Act of the State of Florida.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 14th day of April 2007.

                                        /s/Paul M. Galant
                                        ------------------------
                                        Paul M. Galant, Incorporator



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